Exhibit 99.3
VISTACARE, #11066195
VISTACARE FISCAL Q3 2006 CALL
August 8, 2006, 2:00 PM ET
Chairperson: Douglas Sherk

Operator:	Good afternoon ladies and gentlemen. Thank you for standing by. Welcome to the VistaCare third quarter fiscal 2006 conference call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should require operator assistance during the conference please press the star key followed by the zero. As a reminder this conference is being recorded today, Tuesday, August 08, 2006. I would now like to turn the conference over to Doug Sherk with EVC Group. Please go ahead sir.

Doug Sherk:	Thank you operator and good afternoon everyone. Thank you for joining us for VistaCare’s conference call and webcast, to review financial results for the fiscal third quarter of 2006, which ended June 30, 2006. Before we begin please note that we’ve arranged for a tape replay of this call which may be accessed by telephone. This replay will take effect approximately one hour after the call’s conclusion and will remain in effect until August 15th midnight eastern time. The dial-in number to access the replay is 800-405-2236 or for international callers 303-590-3000. The pass-code required to access the call regardless of the number you’ve dialed in on is 11066195 followed by the pound sign.

In addition, this call is being webcast live with a replay also available. To access the webcast go to VistaCare’s website at www.vistacare.com.

Before we get started during the course of this conference call the company will make projections of forward-looking statements regarding future events of the company’s beliefs about its operational outlook for the remainder of fiscal 2006 and fiscal 2007. We wish to caution you that such statements are just projections that involve risk and uncertainties. Actual results may differ materially. Factors that may affect actual results are referred to in the company’s filings with the SEC, including form 10K for the fiscal year ended September 30, 2005. In addition, the factors underlying the company’s forecast are dynamic and subject to change and therefore these forecasts speak only as of the dates they are given. The company does not undertake to update them. However, they may do so from time to time and if they do so choose they will disseminate them to the public.

Now I’d like to turn the call over to Rick Slager, Chairman, and Chief Executive Officer of VistaCare.
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Rick Slager:	Thank you Doug, good afternoon everybody. Thanks for joining us. With me today are David Elliot, our President and Chief Operating Officer, and Henry Hirvela, our Chief Financial Officer. When we last talked with you back in May, we believed our financial performance for the fiscal third quarter, which just ended June 30th, would show a substantial improvement over the fiscal second quarter. I’m delighted to report this afternoon that we did generate that improvement. Sequentially, we grew revenue, increased our gross margin, reduced our SG&A costs, and approached break even on a GAPP basis.

I’m also pleased to note that we generated more than $4.4 million in cash from operations during the quarter. There were several additional positive developments during the quarter, which at this time make us optimistic about continuing to improve the operating performance in the fiscal fourth quarter. The biggest positive improvement or development is related to our operations in Indiana. As you’ll recall we received approval on a new provider number for our Terre Haute program in early March and as of March 7th we began receiving reimbursement for Medicare and Medicaid services for our patients transferred to this provider number. However, transferring patients to a new provider number from other programs within Indiana was a time consuming process and wasn’t completed as we had expected until the end of April. Thus our third quarter reflects only two months of fully reimbursed operations in the two Indiana programs affected. The process is now behind us and we are moving forward.

Between October 15, 2005 and March 7, 2006 our pre-tax earnings were negatively impacted by approximately $6.4 million by the Indiana developments, so I think it’s easy for you to understand why we’re pleased to have this unfortunate development behind us. Our four affected Indiana sites generated net patient revenue of $2.7 million during the fiscal third quarter as compared to $4.8 million for the comparable quarter a year ago. The other major development in Indiana occurred just after the quarter closed. When we received the decertification notice back in the fall of last year, we proactively took steps to ensure that all the patients and families of the affected programs continued to receive hospice care. We transferred some patients to one of the other Indiana programs, we transferred some patients to some competitor programs, and we continued to serve some patients at the Indianapolis and Terre Haute site programs at our own cost. As many of you recall, we appealed the decertification of both of those programs and on July 5th CMS and VistaCare agreed to a settlement under which the effective date of the Terre Haute termination was extended to December 27, 2005 from October 15, 2005. As a result, we’ll be able to bill for the reimbursable services provided to patients and their families through January 26, 2006. We estimate that this amount will be approximately $800,000.
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In addition, we expect to bill Indiana Medicaid programs for approximately $50,000 of the reimbursable services. We’ll be recording these reimbursement claims in the fiscal fourth quarter. Another contributor to our improved performance is our management of our Medicare cap liability. To address Medicare’s cap’s historic impact on profitability we implemented several strategies including the balancing of patients admission mix on a program basis creating new leapfrog sites in the developing five IPUs. That started producing results last year, and our actual cap liability generated from operations during fiscal 2005 was more than 40% less than the comparable period the previous year. For the first nine months of fiscal 2006 we continue to lower the impact of Medicare cap in our financial performance and continue to expect to accrue $4-5 million for the full fiscal year, which would be another 40% decrease from the prior year. We are now in the most volatile period for cap, but we remain cautiously optimistic that our on-going efforts will achieve our goals.

In addition, in June we entered into a settlement agreement with the plaintiffs in our shareholder class action suit of which the plaintiffs will receive $4.6 million which will be paid for by insurance. The settlement was preliminarily approved by the court on July 6th and is set for final determination in September. The settlement represents no additional cost to the company.

Last quarter we talked about the two highly qualified, highly experienced, and highly dedicated executives who joined our team in the last couple of months. Dr. Todd Coté, our Chief Medical Officer and Henry Hirvela, our Chief Financial Officer. We’ve filled out the senior management team in late May with the appointment of Jim Robinson as Chief Marketing Officer, and Dwayne Ostrom, as Vice President of Business Development. Jim has assumed leadership of our Sales/Marketing Communications and Strategic Planning functions here at VistaCare and he comes to us with a significant and successful background in healthcare. Dwayne Ostrom brings more than 23 years of healthcare experience to VistaCare and is a 16 year hospice veteran. He is responsible for business development and operation initiatives including the development of new hospice inpatient units and programs throughout the country. With these four new leaders in place, I am very confident about this team’s ability to continuously move VistaCare forward, grow admissions, and rebuild shareholder value. We’ve significantly enhanced our ability to execute, and I believe we have begun to do so. Although we aren’t close to where we need to be and have considerable work to do, I feel good about the direction we are heading. We are performing in our focus on executing our growth plan and returning this company to profitability.

We are confident that during the fiscal fourth quarter you’ll see continued operating improvement and we are looking forward to fiscal 2007. To give
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you further detail on our operational performance during the past quarter I’m going to turn the call now over to David Elliott, our President and Chief Operating Officer. David?

David Elliot:	Thanks Rick, and good afternoon everyone. As Rick mentioned, this past quarter we were able to put our Indianapolis, Terre Haute, Bloomington, and Seymour programs back into position to regain and grow our census. During the fiscal third quarter at these four programs we have an average daily census or ADC of approximately 204 patients of which nine were un-reimbursed compared to 439 reimbursed patients during the same period last year. During the fiscal second quarter of 2006 these programs had an ADC of 238 patients of which 92 were un-reimbursed. We have also adjusted our program staffing and associated expenses at these programs to reflect current census while allowing for growth. As of the second week in May all four programs were actively seeking referrals. We made the strategic decision during the fiscal third quarter to close the Seymour Indiana program. We made this decision due to the continued under performance of this program and as a result, we anticipate incurring severance and closing related expenses of approximately $100,000 during the current fiscal fourth quarter. The transfer of patients to local hospice providers and the close of the program were completed by the end of July. During last quarter’s earnings call we noted that of our 57 programs throughout the country, approximately one third of them were meeting or exceeding plan. One third of them were relatively new and poised to be contributors and one third were underperforming programs receiving focused attention. This past quarter, 46% of our programs are at or above plan, 31% are poised to be contributors, and 23% are underperforming and receiving focused attention.

In addition to closing Seymour, during the fiscal third quarter we made a decision to sell our Cincinnati program. As a result, we expect to report a minimum net gain of approximately $700,000 from this transaction during the current fiscal fourth quarter. Although the Seymour and Cincinnati actions will have a slightly negative impact on our admissions in ADC going forward, these actions will reduce the number of underperforming programs.

Also, the four Utah programs that were consolidated into two programs during the first quarter of this fiscal year as well as the seventeen leapfrogs have continued to increase in profitability. As mentioned during last quarter’s earnings call the seventeen leapfrogs and two Utah sites are now considered core sites with the understanding that these sites now have the same challenges our other programs do, how to grow average daily census, deliver the highest quality care, and return an acceptable profit margin. The 22 core sites with ADC of less than 60 which includes most of our leapfrogs provide the greatest potential for growth and increased profitability and will be focused upon accordingly. The company had 57
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licensed programs at the end of June. The breakdown for these by size of program and site operating margin are, 22 programs including Seymour and Cincinnati, had a census of less than 60 and an average site operating margin of negative 8%. Seventeen had ADC between 60 and 100 with an average margin of 7%. Thirteen had a census between 101 and 200 and an average margin of 27%. Five programs had a census over 200 and an average margin among all five of 30%. With the opening of our IPU in Lubbock, Texas in early July, we now have five IPUs up and running and they’re making solid progress as they become known, appreciated, and used by our referral sources. As a group the IPUs are on target from a financial perspective, but have yet to become a positive contributor to earnings.

During the fiscal third quarter we recorded 4,368 admissions, approximately a 1.5% decrease compared to the prior quarter and the same quarter last year. Excluding the impact of the four Indiana programs, fiscal third quarter admissions would have been 4,181, down 5% from the prior quarter and up 2%, year-over-year. Our drive to ensure admissions reflect a balanced patient mix while managing cap exposure on a program level resulted in ADC increasing for the fiscal third quarter sequentially by 2.4% to 5,213 patients. Excluding the impact of the four Indiana programs, fiscal third quarter ADC would have been 5,009, up 3% from the prior quarter and up 1% year-over-year.

Our focus on patient care and appropriate staffing has also had the very beneficial effect of maintaining or lowering our patient care costs. We are generating increased efficiencies as smaller program sites become larger. Our focus on increasing our efficiencies has caused us to look internally at our home office as well. During the fiscal third quarter we realigned our corporate staff to our current and anticipated support needs. This reduction in staff result in approximately $300,000 in additional severance expense during fiscal third quarter and anticipated related charges of approximately $400,000 during the current fiscal fourth quarter. The resulting head count reduction should result in an on-going quarterly savings of approximately $400,000.

While we look forward to continuing our ADC and profitability growth trends, our admissions growth trend has been sporadic. To address our flat admissions growth, we believe Jim Robinson and Dwayne Ostrom will bring additional focus and experience to the issues of same site and new program growth. We continue to intently focus on recruiting, screening, and hiring high quality directors of professional relations, or DPRs and we are emphasizing sales training, discipline, and accountability to reestablish our growth profile. As the tenure of our 124 DPRs continues to grow from 15.5 months during Q3 2005 to 19.6 months during our most recent fiscal quarter, their productivity has grown during the same period from an average of 10.3 admissions per month to 11.7. While the immediate
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temptation is to simply add more DPRs we have become even more selective in hiring for our open DPR positions and are equally careful in weighing the cost benefits of adding DPR positions. Nonetheless, as we create and strengthen referral source relationships and better document and present VistaCare’s high quality of care as a differentiating value, we expect to be much more aggressive in adding highly qualified DPRs and regaining our admissions momentum.

At this time I would like to turn the call to Henry Hirvela. Henry?

Henry Hirvela:	Thanks David and good afternoon everyone. Our fiscal third quarter results reflect a substantial improvement over our second quarter results. ADC increased 2.4% or 122 patients and reimbursed patient days increased 4% due to completing the transfer of un-reimbursed patients in Indiana to reimbursed status during April.

Admissions declined 2% in the third quarter compared to the second quarter, but increased 6% over the first fiscal quarter and 4% over the fiscal fourth quarter of 2005. As David mentioned, second and third quarter admissions were impacted by transfers within the Indiana programs.

Turning to revenues, net revenue increased 7% during the quarter driven primarily by a 5% increase in gross revenue which resulted from higher ADC, an additional day in the quarter, and an increase in GIP revenues driven by our IPUs.

The operating loss narrowed to $196,000 in the third quarter compared to $3.6 million operating loss in the second quarter which was driven by, again, higher net revenues partially offset by slight increases in patient care and SG&A expense. The high GAAP effective tax rate in the third quarter was driven by the impact of a change in our deferred tax asset balance caused by the reduction of our corporate tax rate from 39.2% to 37.1% combined with the impact of permanent tax adjustments. Our future effective tax rate and our cash tax rate were both favorably impacted by the corporate tax rate reduction, but it did contribute to the high effective tax rate that we realized in the third quarter. The net loss in the third quarter was $193,000 or $0.01 per share compared to a net loss of $2 million or $0.12 per share in the second quarter. Included in the net loss for the quarter was approximately $100,000 in pre-tax legal expense during the quarter related to the recertification process of Indianapolis and Terre Haute, $800,000 pre-tax in stock compensation charges and approximately $300,000 pre-tax in work force reduction expenses associated with corporate staff reductions. Excluding these items, our recorded EBITDA would have increased $900,000 to $2 million in the third quarter. Our cash and short-term investment balance increased $3.3 million in the third quarter driven by $4.4 million generated in cash
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generated from operating activities. We made no cap reimbursement payments in the quarter, but do expect to make the initial reimbursement payment for 2005 in the fourth quarter of this year. In addition, we had no debt outstanding in the third quarter.

In summary, the finance team will continue to work on SG&A and operating expense reduction and management in the fourth quarter while also supporting operations as they continue to work on growing ADC. As part of our work to support operations, we have initiated a vendor evaluation process for a new patient care management system and we are evaluating the rest of our IT systems to determine what modifications should be made to improve their efficiency and scalability.

Generally, the third quarter results reflected our expectations for the quarter and provided us with a good foundation for future improvement in our financial performance. Now, I’d like to turn the call back over to Rick.

Rick Slager:	Thanks Henry. On the last call we talked about execution and as I said before I feel like that is happening. We continue to work very hard to manage our cap. Indiana is back up and running, our leapfrogs are profitable as a whole. We filled out our senior management team, and we’ve positively settled our class action lawsuit at no additional expense to the company, as well as settled our appeal on the decertification of Indianapolis and Terre Haute, which will result in an additional $850,000 that we’ll be reporting in the fourth quarter. Now we’re able to focus on management’s time fully on operations and are ready for your questions. Operator, please have them come forward.

Operator:	Thank you, ladies and gentlemen at this time we will begin the question and answer session. If you have a question please press the star key followed by the one on your push button phone. If you would like to decline from the polling process, please press the star key followed by the two. You will hear a three-tone prompt acknowledging your selection and your questions will be polled in the order they are received. If you’re using speaker equipment you will need to lift the handset before pressing the numbers. Our first question comes from Ryan Daniels with William Blair & Co., please go ahead.

Ryan Daniels:	Good afternoon guys. Quick housekeeping issue upfront. Is there any way you can provide some more detail on the income statement line items? I know you put in a fairly abbreviated one, but do you guys have available the data on things like interest income and G&A, and actual tax expense, share count, things like that? It would be kind of helpful with the model.

Rick Slager:	Yes, we’ve got that. Of course it will be included in the 10Q when we file it tomorrow. We can help you out in the meantime if you’d like to call.
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Ryan Daniels:	Okay, just call afterwards?

Rick Slager:	Yes, that’d be fine.

Ryan Daniels:	David, can you talk a little bit more about the decision to sell the Cincinnati program and the closures that have taken place? It sounds like based on your comments, a little under 30% of the business is underperforming relative to expectations. What’s unique about Cincinnati that would make that applicable for sale and drove you to that decision?

David Elliot:	Ryan, this is David and I understand your question. Unfortunately, despite our best efforts, Cincinnati as a program and part of it is market dynamics has been a non-performer for close to five years. Based on that assessment and what we believed it would take to get Cincinnati back up to an acceptable profit margin, we realized selling the program or even considering closing it was a better alternative than investing more money after five years of underperformance. That, honestly is what drove us to decide to sell the Cincinnati program.

Ryan Daniels:	Let me rephrase it. Was there anything unique as you analyzed Cincinnati in looking back over a five-year period with the good quality of care that you give and the staff you have, what drove that market to be unique that you couldn’t gain that traction? Is it just well-established not for profit or bigger chain that led to that?

David Elliot:	I would say both. There was a very large major competitor entrenched for longer than the five years we had been there, as well as an extremely strong not for profit provider who had been there close to ten years. We just could not, despite our best efforts, break through those referral relationships to the point where we could feel comfortable that we could bring this program to acceptable levels of profitability.

Rick Slager:	Ryan, really the issue was timetable. We believe that given more time I think we, and given certainly the senior management staff we brought in, and some of the things we’re going to be doing going forward it could make sense. But the timetable, given our thrust to really focus not only on the sites we currently have that have really high upside potential, but also some new markets we thought we could put less money and get far more by going forward with those. That doesn’t mean we’ll never get back to Cincinnati, that could happen, but it just made more sense right now to move on.

Ryan Daniels:	One more, Cincinnati, did that have an IPU? Is that part of the value that allows you to sell that rather than closing it?
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Rick Slager:	No, the IPU actually, we closed that down a quarter or two ago because there was during one of the hurricanes or storms that passed through, they had significant damage which resulted in the IPU not being able to be utilized to the full potential. By the time it was ready to reopen, the census of the site really didn’t allow us to justify a reopening of the IPU. It was a combination of events that led us to believe it was time to move on.

Ryan Daniels:	Gotcha, okay that’s helpful. Then last one here and I’ll jump off. Obviously, one of the larger competitor hospices was acquired, as I’m sure you’ve seen, by Assisted Living Facility Provider. Do you have any thoughts on longer term, what kind of impact that could have on your referral base as you look about the overlap in your markets with Sunrise and think about how that business is captured in-house by Sunrise could impact your admissions going forward? Any general thoughts there?

Rick Slager:	Sure, a couple. First and foremost, I think the very fact that this has occurred is reflective of a trend that we’re going to see going forward. The whole idea of hospice aligning itself more closely with upstream referral sources is certainly going to play a major role in the next two to five years. Whether it’s home care, whether it’s assisted living, whether it’s nursing homes, whether it’s disease management, there’s a tremendous opportunity from a hospice perspective for us to grow in those markets with those relationships. We have a great relationship with Sunrise. I will say that it is not a significant portion of our population base at any one program or even for the company as a whole. We believe we’ll continue to work with them at those sites, but certainly have not planned our future around what happened with the Sunrise referrals or any other players for that matter in any of our locations. I look at it as very positive news. I think it’s reflective of the fact that hospices and the hospice benefit is certainly receiving greater recognition by the upstream players. It only will result in greater knowledge of the benefits that come from hospice utilization and how we can work with those upstream providers. I think it will open up some real opportunities for growth for all of the companies out there.

Ryan Daniels:	Okay, great. Thanks Rick.

Rick Slager:	Thank you, Ryan.

Operator:	Thank you, our next question comes from Eric Gommel with Stifel Nicolaus, please go ahead.

Eric Gommel:	Good afternoon. I’m curious, given your sale of Cincinnati, of the 23% of your programs that are underperforming, how many of those are kind of on the bubble for possible closure or sale and if you don’t want to give me, I guess, a number, I mean how long are you giving some of those underperforming programs before you look at some strategic alternatives?
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David Elliot:	Eric, this is David. First of all as you would expect, we don’t take divesting or selling programs or closing programs lightly. We want to maintain our presence. We want to serve as many eligible hospice patients as possible. But as Rick mentioned, what we do or are doing is look very closely at our underperforming programs and with the help of our field senior management team, make very strong forecasts on how much time, management time included, and money it’s going to take to bring this program to an acceptable level of profitability. The decision process here is can that investment be better spent elsewhere and produce better growth and better acceptable levels of profitability? What I say, and I repeat, we don’t take it lightly, we have to take a look at our time, our resources, and decide where these monies and times are best spent and that will determine which if any other programs would be closed.

Eric Gommel:	Is that like a year, six months? Do you put a timeframe on it?

David Elliot:	You do, but on a program by program basis. Obviously, what you want to take a look at is the market, the market potential, the team itself, and you want to decide how long you’re willing to hang in there and invest monies to reap the benefits you believe are there. Yes, there is a timeline, but it varies program by program based on potential.

Eric Gommel:	My second question is related to the corporate staff reductions. What areas of the corporate structure have you made reductions? Is it related to the billing, compliance, normal operations? I’m just curious if you could give us some color on that.

Henry Hirvela:	It was about a 10% head count reduction. Approximately half of the staff in the corporate office is accounting and IT staff. In the other parts of the organization, we did not have any reductions in the field compliance effort. There was a head count reduction in that area, but it was basically a redundant management position. In addition, business development was looked at primarily with a focus to realign the business development effort into a more robust growth effort is probably the best way to characterize it. We felt that that just needed to be addressed.

Eric Gommel:	Great, thanks.

Rick Slager:	Thanks Eric.

Operator:	Thank you, our next question comes from Kevin Fischbeck with Lehman Brothers, please go ahead.
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Kevin Fischbeck:	Thank you. A question on the G&A expense in the quarter. Am I to understand that the G&A expense includes those three, I guess, one-time items of legal, stock option, severance?

Rick Slager:	That is correct.

Kevin Fischbeck:	Okay, the 20.6 if we were to exclude those it would be more like 19.7?

Rick Slager:	It would be lower.

Kevin Fischbeck:	Can you talk a little bit about the ability, now that you won that settlement with CMS, the ability to bill I think it was the Terre Haute facility, how does that get reflected in the P&L? Does that mean that next quarter you’re going to be booking revenue that you generated back in Q4 and Q1?

David Elliot:	Hi Kevin, it’s Dave Elliot. I wouldn’t say won a settlement. I would say came to a settlement with CMS. With that said, if I understood your question correctly, we are now and have been billing for our patients in Terre Haute and Indianapolis. Are you asking about retroactively billing? I want to make sure I understand the question.

Kevin Fischbeck:	Yeah, it sounded like you were not able to actually collect cash on the certain amount of your patients. You got the decertification extended and now you’re going to be able to bill through January of ’06. How does that revenue flow through your P&L?

Henry Hirvela:	Basically, it’s going to be a collection of an un-reimbursed claim. We have all of the paperwork and documentation and we’re working through the actual billing on those amounts. It’s a specific timeframe. We do have all of the patient information and all of the required documentation that we’re in the process of submitting. It will be reflected approximately $800,000 to $850,000 net revenue pickup in the fourth quarter.

Kevin Fischbeck:	Okay, that’s going to be, and since you’ve already provided those services there’s no cost associated.

Henry Hirvela:	That’s correct. It will not be burdened with cost. Effectively, I think the way to look at it is as a non-operating revenue pickup. It’s sort of like collecting on a bad debt.

Kevin Fischbeck:	To go quickly back to Cincinnati facility, if I understand your comments, the decision to sell Cincinnati was more market related than cap related. Is that correct?
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David Elliot:	Absolutely, it was market related and where to best spend our time and monies.

Kevin Fischbeck:	Okay.

Rick Slager:	One of the things, obviously, Kevin, we’re looking at is how do we grow the company? Certainly, we’ve spent a lot of time talking about that and we are looking at each of those markets we’re in and saying, “Really, what’s the best way to utilize the people that we have and the cash that we have?” Quite honestly, there are some markets that we want to go into and want to move pretty quickly and there are some markets we’ve been in for a while and just have not for a variety of reasons, been able to gain the momentum that we feel that is really necessary to bring back those margins more to the industry norms. We are going to continue to focus on that. I think Eric asked a little earlier, of the 20 sites or 23 sites, we really as David said, we’re not looking to close down or sell sites. Quite honestly, I think most of those sites, if not all of those sites, will continue to be in our portfolio, but I will say that we have identified markets that we want to be in, and be in pretty quickly. Kind of realigning our investments could be a very smart way to move forward.

Kevin Fischbeck:	Okay, that makes sense. Then, just two housekeeping questions, do you have an average length of stay number in the quarter?

David Elliot:	We do, the average length of stay for the quarter was approximately 109 days and the median as you may have heard, was 29.

Kevin Fischbeck:	Okay, I heard the productivity numbers for the DPRs, but I didn’t catch an absolute number of DPRs in the quarter.

David Elliot:	We have 124 DPRs this quarter and we’re looking forward to growing that number.

Kevin Fischbeck:	Okay, thanks.

David Elliot:	That’s the average for the past quarter.

Operator:	Thank you. Our next question comes from Jim Lane with Tripoint, please go ahead.

Jim Lane:	Yes, I had two questions. The first, I was wondering did you quantify for us the loss in the Indiana market in fiscal 2Q and then the change and the magnitude of the improvement in Indianapolis in the fiscal third quarter? Then I just have a follow-up question. Maybe I can ask you the follow-up question while you’re looking for that.
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Rick Slager:	If you’d just give us a minute on the first question, thank you.

David Elliot:	Feel free to ask the follow-up if you’d like to.

Jim Lane:	My follow-up was more related to what VistaCare and the other players in the industry’s initiatives are focused on with regard to the Medicare reimbursement system as it pertains to hospice in light of the fact that everyone in the industry at this point has had some cap problem or another. What are the objectives of the industry going forward from a lobbying perspective, thanks?

Rick Slager:	On that front, this is Rick; we are working very closely with the National Trade Association which is the National Hospice and Palliative Care Organization, NHPCO. There have been white papers now written on the cap issue. We have had some preliminary meetings with people that are within MedPAC and the issue has now been identified. CMS sees it as an issue (whether they will address it or not, that’s something else), but they do understand that there is an issue and it’s an issue that’s growing exponentially within the industry. I think there’s also, in fact one of the MedPAC members specifically identified the recognition that, basically, the cap formula was really outdated and needed to be revisited given the different change in patient census today versus when it was originally calculated, a lot of positive movements on the cap front. I know there are on-going meetings both within and between NHPCO and CMS, as well as I know it is now within the review of at least several MedPAC members. I think it’s going to get some needed attention, which I think is going to be very valuable to the industry.

Henry Hirvela:	Getting back to the first question, the impact of the decertification in Indianapolis was, the negative impact was approximately; to pre-tax income, $6.9 million through June 30, 2005 and the loss primarily consisted of $1.8 million for un-reimbursed patient care services that we provided. $5.7 million for our estimated additional lost revenues due to our inability to maintain the programs at historic levels and about $1 million in legal, training, and travel costs related to the certification matters. We partially offset this expense with some reductions in our salaries and overhead items in Indiana. Taking a look at the impact of Indiana in the third quarter ’06, basically, on a net revenue level, the four impacted Indiana sites generated net revenue of about $2.7 million for the three months ended June 30th of this year. This compares to $4.8 million for the three months ended June 30, 2005. If you look at the nine month numbers the comparisons would be $6.8 million in net revenues for the nine months ended June 30, 2006 as compared to $14.2 million for the same period in ’05.
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Jim Lane:	Thanks, I guess what I was trying to get at was that obviously you’ve shown improvement in profitability from the fiscal second quarter to the fiscal third quarter, but we’re still at break even. I’m trying to understand where the leverage to get to substantial profitability recognizing that there’s been improvement is in light of the fact that we’ve already had some improvement in Indianapolis. What else can we do? Is it a revenue story where we have to grow into our cost structure or is it a cost cutting story where there’s a lot we can still take out? Thanks.

Henry Hirvela:	I would describe it as a growth in census, both same store organic growth and taking advantage of new growth opportunities in new markets, and with a cost management component. Part of cost management is prudently cutting costs where they’re excessive or where we don’t feel we’re getting the return on the dollar, the overhead dollar spent. It is not a cost cutting program that will lead us back to profitability. It’s cost management and I think it really comes down to ADC growth and David; I’ll let you speak to that.

David Elliot:	Absolutely, I agree with Henry, the good news is quarter to quarter we took the number of underperforming programs down from 33% to approximately 23%. When you take out Seymour and Cincinnati, let’s say it’s close to 19% of our programs still underperforming. That’s the focus, that’s where the easy leverage opportunity is to get these programs back up as far as the census is concerned and acceptable levels of profitability. That’s the same site growth we need to focus on while of course, working with and maintaining our stars, those with high growth and high profitability who have the additional potential to grow further. Focusing on those programs that are doing well so they continue to do well and obviously focusing on the underperforming programs to either get them into the area of high performance or make a decision on them.

Rick Slager:	Understand also though, we talked earlier. We had five new IPUs that we’ve just brought online, that’s impacted it. Those certainly level out and show a real profitability. That’s going to help leverage quite a bit as well. And of the 19% of the programs that David spoke about with regards to underperforming at the level we think, a lot of those are our smaller programs, some of which are new that have been progressing well, they’re just not where we want them to be. I really think that we have a lot of room for movement upside, but it is about growth, certainly seasoning of some of the new things that have just come online.

Jim Lane:	Great, thank you.

Rick Slager:	Thank you.
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Operator:	Thank you, our next question comes from Kemp Dolliver with Cowen & Co., please go ahead.

Kemp Dolliver:	Thanks, first just to double check a number, could you give us a days of care for the quarter?

Henry Hirvela:	Patient days for the third quarter were 474,408.

Kemp Dolliver:	Okay, super.

Henry Hirvela:	Which was up 4% from Q2.

Kemp Dolliver:	Okay, Rick, some perspective here, you all walked through some numbers with regard to your census growth and admissions growth in Indiana that if you pull it all apart, it’s still pretty slow growth overall, and you have a significant number of your programs that are in the early stage of their development as you all mentioned. What are you seeing in the marketplace that is holding you back in terms of census growth given you’ve got so many that are at a start up level and have just flipped over into the core bucket?

David Elliot:	This is David. I don’t see that as impairing growth, meaning the smaller programs and the 22 programs with less than 60 census. Those are the programs with the greatest potential for growth and as they come up to speed, I expect growth from them. And I also expect as we continue to add new DPRs, high quality, high caliber DPRs, in all of our programs that also will show a benefit from a growth perspective. I agree, admit, and acknowledge that our admissions this quarter from a growth perspective were less than desired, but one of the things I want to mention is that from a sequential perspective we had a strong quarter last quarter and when we look at this quarter’s admissions versus the first quarter it was up 6% during the quarter before that up 3%. Overall, we are in a good position to get back on the admissions growth train, if you will.

Kemp Dolliver:	Okay, for the 22 programs that are census less than 60, if you want to give an exact number in terms of say, aggregate change in census or the like sequentially, that’d be helpful, but just any kind of sense what progress they’re making so far?

David Elliot:	I think (and remember that 22 includes Seymour and Cincinnati), I guess the best sign of progress I can give you is that two quarters ago I indicated 22 programs had an EBITDA of negative 10% and right now they’re at negative 8%.

Kemp Dolliver:	Okay, that’s super. Thank you.
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Operator:	Thank you, next question comes from Debra Fine with Fine Capital, please go ahead.

Debra Fine:	Good afternoon, congratulations on turning things around a bit. I have one comment and then a question. I think, if you’re about to release the Q tomorrow, you should include the income statement in your press release. I think it’s awkward and silly if you have the numbers already and puts the Street at a disservice. Could you comment a little bit more on the Sunrise acquisition? Did you take a look at that property? Do you have any comment on the valuation that was paid for? Is it in the zone of things that you would think about acquiring?

Rick Slager:	First and foremost we have not looked at Trinity for a while. I think I want to go back two, three, four years ago. I can’t remember exactly when. Obviously, it was a different company at that point in time. We did look at Trinity at one point in time and chose not to proceed at that time. When you just look at the raw numbers and certainly on an ADC basis, that’s kind of within the realm of what you’re seeing. I think it came out to about $48,000 + from an ADC perspective and that seems like for a program that’s running well and obviously, we didn’t take a look at and do any due diligence, it sounds like that was within the realm of what’s being paid today. We’re not seeing a lot of acquisitions today and as all of you know, I think the price and the value has gone down somewhat given certainly, some of the more recent things that have happened in the marketplace and cap and some of the other issues, but it didn’t seem terribly out of line. I guess if that was the question then more specifically, no we were not looking at it, but some of the things we do look at that would be within the realm of possibility.

Debra Fine:	Okay, and can you talk a little bit about in your market, are you seeing any increased competition? Are there more mom and pops coming in? Are you seeing nursing homes getting more aggressive or has it pretty much been status quo over the past three to six months?

Rick Slager:	It’s tough to say in the past three to six. I can tell you that having just come back from the NHPCO board meeting they statistically stated that, I think the number was somewhere around a thousand new programs, hospice programs in the last year to 18 months. I can’t remember the exact date. Obviously, that is a big number and when you go back, that’s what I recalled from the meeting that there are a lot of new players. Quite honestly, what we’re starting to see is a real slowing of that. We’re starting to see people exit markets. Similar to what we did in a couple markets. We’re definitely seeing early signs of some consolidation thoughts and efforts. I think the big boom in terms of the new things, they’re just taking place. What we’ve said before, which is definitely a trend, is that before a lot of that thousand I spoke about were sole-
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proprietor companies that were coming into the business because they thought there was real upside. The new competitor is more typically the referral, the former referral source. That obviously, has implications to the industry and makes for a tougher competitor, but also opens up more doors for partnering, which is something I think everybody in the industry is looking at.

David Elliot:	Debra, this is David and more anecdotal, much less data driven, but when I’m in the field I would say the number of programs exiting is on the increase. The number of new mom and pops opening is on the decrease, but the number of openings still is greater than the number of exits.

Debra Fine:	Meaning the openings are coming from your referral sources?

David Elliot:	That’s part of it, but still mom and pop individuals either venture capital backed or on their own, I still see a good number of those happening on a market by market basis. Then, I was going to add, just like you said, the more important and interesting trend is an increasing number of hospitals who either already have or beginning their own palliative care efforts. Slowly, but steadily, attempting to open their version of hospice. That’s an opportunity for us to get back into that hospital to either talk about why they feel the need to do that or how we can better partner with them to deliver that care.

Debra Fine:	What are you implying by their version?

David Elliot:	In some cases it’s not a full-blown hospice program. They don’t offer psycho-social services, instead they address it as a palliative care program.

Debra Fine:	That’s very helpful, thank you. I would just reiterate that when you have good news to disclose more information is far more helpful than less information.

Rick Slater:	You’re absolutely right.

Operator:	Thank you. Ladies and gentlemen if there are any additional questions please press the star key followed by the one at this time. As a reminder, if you are on speaker phone please lift up the handset before pressing the numbers. Our next question comes from Matthew Ridger with Citigroup, please go ahead.

Matthew Ridger:	Hi, thanks very much. First question was just in terms of what you consider an underperforming location can you just give the metrics? Is it just negative profitability? Or is it something else?

Rick Slager:	Generally speaking that’ll do it.
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Matthew Ridger:	If you were to get to break even that would be outperforming?

Rick Slager:	No, negative EBITDA definitely qualifies you in the underperforming category or not up to your potential or forecasted plan would put you in the underperforming bin.

Matthew Ridger:	Second question is just a follow-up related to Indiana from the revenue comparisons you provided it would seem like you’re about 40% below sort of a more normalized census.

Rick Slager:	That is correct.

Matthew Ridger:	Given that you’re now fully certified again, are you seeing some of that volume return in the subsequent quarter or is there something fundamentally that’s happened to that market since the decertification that would prevent you from regaining that market share?

David Elliot:	I don’t believe there’s anything that’s going to prevent us from eventually regaining that market share except time. I’ll give you an example. Even with the recertification, there is a number of major referral sources who said would like to wait until you actually get your survey and would like to see the survey results. It was their way, and I’ll try to phrase it politely, their due diligence of making sure they were referring to a program that they knew and believed to have high quality care, but the state surveyors would agree. That was part of us getting back into those referral sources and giving them comfort that we’re back and our high quality of care has been maintained. Out of sight, out of mind. In some cases we had to prove it via the survey results, but bottom line, it’s a matter of time our DPRs and our clinicians are back in those respective referral sources and we expect to see slow and steady increases in Indiana.

Rick Slager:	I think the results were reflecting that. Terre Haute itself we still remain the largest provider of hospice services in the community and have the largest market share by quite a wide margin. Certainly, some of the old doors that were open are beginning to open up again. Indianapolis, which really took probably, the greatest brunt because of the fact that the Indianapolis program as a whole, was our fastest turnover site in terms of our shortest lengths of stays within the company. Having basically the program shutdown for six months to admissions it basically you’re almost starting it from scratch even though you had a small handful. That’s going to take a little bit longer, but I will say that I’ve been very pleased over the course of the last couple months because now they’ve been able to—the first month basically you’re readmitting all of the patients that were transferred that are still with your programs and then the next month, which was June, now all of a sudden you’re starting to open up your
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referrals again. We’re just starting to see the potential of those and I think that we once said that more so Indianapolis and Terre Haute I think Indianapolis is looking at about a year and a half to probably get back to where it was and Terre Haute much sooner than that just because it’s much further along and we had longer lengths of stays actually, in Terre Haute, a greater patient-base population we moved back in when the recertification took place.

Matthew Ridger:	Okay, great. Would you mind providing the DPR productivity number? I think I missed that.

Rick Slager:	Sure. The 124 DPRs, this does not count the 15, I’ll call it, DBDs or the sales managers. The 124 DPRs had a productivity of 11.7 admissions per month.

Matthew Ridger:	As you project forward, what does that need to be to get back to a more normalized low teen EBITDA margin versus your peers?

David Elliot:	Obviously, I want and expect continued improvement and productivity. What I think the real opportunity is, is slowly, but steadily adding the same caliber of DPRs that we now have and growing the DPR force slowly, but steadily. It’s either a combination of increasing the productivity and getting those 124 DPRs in the right way in the right programs closer to the mid 130s.

Rick Slager:	Before when we were hitting the industry standard numbers at one point in time we were closing a little over 13 patients per month back early in 2003. Those are very obtainable and those are the kind of numbers we’re going to be seeing here before too long. There has been a nice steady increase in that number and it’s obviously tied to tenure and our tenure is increasing.

Matthew Ridger:	Lastly, who did you sell the Cincinnati location to and what did you get for that?

Rick Slager:	At this point in time because it’s still completing its due diligence process, we really don’t have further information that we want to give at this point. When that happens we certainly will announce the buyer and the price.

Matthew Ridger:	Can you give a sense of what the census was at that location?

Rick Slager:	Again, I think we’d rather kind of wait until the time that we actually close, which we think will happen in the next 30 days.

Matthew Ridger:	Okay, thanks very much.
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Rick Slager:	Thank you.

Operator:	Thank you, our last question comes from Frank Morgan with Jefferies & Co., please go ahead.

Frank Morgan:	Good afternoon. Question, any success that you can share with us with regard to shifting your mix in patients between cancers and non-cancers? I know there’s been concerted effort to move into these larger markets to drive down length of stay, but is there anything that you see on the horizon that may show evidence of that strategy and then secondly, now that things seem to be stabilizing, at what point do you think you’ll be ready to give the Street Guidance for earnings?

Rick Slager:	First of all on the change to greater cancer population we’ve stayed pretty consistent over the last three years. We’re certainly in some new markets, but we’re still kind of hovering right around a 31% cancer population in the markets that we’re in. I think the drive to shorter length of stays have certainly been our emphasis on hospital referrals, our emphasis in some of the markets where we had not had those, and certainly some of the other shorter length of stay. On terms of guidance, as I said the last call, we continue to view that we are at this very moment kind of completing our ’07 budgets from the ground up and we’ll have a board meeting in the not too distant future where we will have that discussion of when and if we give guidance. I’m feeling like we’re much more ready at this point in time to certainly start to lay out much more clearly the metrics that are going to drive this going forward. It is an issue that we will be discussing and certainly we first want to complete our budgeting process for ’07.

Frank Morgan:	Thank you.

Rick Slager:	Thank you.

Operator:	Thank you management, at this time I’ll turn it back to you for closing comments.

Rick Slager:	Thanks again everybody for being on the line. I know it’s late in the day for you all on the East Coast. We appreciate the time and certainly the opportunity to meet with you each quarter. As I said earlier, I believe that we are showing some significant progress and we have some good things that are online for the fourth quarter. We feel good that we’re moving in the right direction. Certainly, working to regain and get back to a more industry norm kinds of margin levels that as we said, the target here for the company is to see if we can hit those by fourth quarter ’07. We continue to work towards that and we look forward to getting online with you next quarter and bringing you up to date on our year-end. Again, thank you all for being on the call.
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Operator:	Thank you. Ladies and gentlemen that concludes today’s teleconference. If you would like to listen to replay today’s conference you may dial in at 303-590-3000 or 800-405-2236 with access code of 11066195 followed by the pound sign. Once again, those numbers are 303-590-3000 or 800-405-2236 with access code of 11066195 followed by the pound sign. We thank you again for your participation and at this time you may disconnect.
END
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